Exhibit 99.1

Press Release	Source: General Steel Holdings, Inc.

GSHO to Move to American Stock Exchange
Friday September 28, 2007

Expected to Trade Under GSI Commencing October 1

BEIJING, Sept. 28 /Xinhua-PRNewswire-FirstCall/ -- General Steel Holdings, Inc. (''General Steel''), (OTC Bulletin Board: GSHO - News), China's a leading non-state owned steel products producer, was notified that its application for listing on the American Stock Exchange has been approved. The trading of GSHO’s common stock is expected to begin October 1, 2007, under the trading symbol GSI. The company’s common stock will continue trading on the Over-The-Counter Bulletin Board System under the symbol “GSHO” until the move is complete. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

“General Steel is very pleased to take this step and be listed on the American Stock Exchange,” said YU Zuosheng, chairman and chief executive officer. “This is a significant milestone for this company, our employees and our shareholders. We are committed as ever to continue our rapid expansion and growth and to achieve the goal of becoming a world level player soon in the steel industry.”

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, operates a diverse portfolio of Chinese steel companies. With 3 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including reinforced bar (rebar), hot-rolled carbon and silicon sheet and spiral-weld pipe. The company has steel operations in Shaanxi province (central China), Inner Mongolia province (northwest China) and Tianjin municipality (northeast China). For more information, visit http://www.gshi-steel.com .

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For more information, please contact:

Ross Warner
General Steel Holdings, Inc.
Tel: +86-10-5879-7346 (Beijing)
Email: ross@gshi-steel.com
Skype: ross.warner.generalsteel

Source: General Steel Holdings, Inc.